Exhibit 10.47

Amendment to Securities Purchase Agreement, Secured Convertible Debenture and Security Agreement

This Amendment to Securities Purchase Agreement, Secured Convertible Debenture  and Security Agreement (“Amendment”) is entered into this 2nd day of August 2007 by and among C-Mark International, Inc., a South Carolina corporation, with headquarters located at 4130 E. Van Buren, Suite 325, Phoenix, AZ 85008 (the “Company”), and Trafalgar Capital Specialized Investment Fund, Luxembourg (“Buyer”).

WHEREAS, the Company and Buyer have executed various Securities Purchase Agreements (each, a “Purchase Agreement”) through which the Buyer has purchased secured convertible debentures (the “Convertible Debentures”), which are convertible into shares of the Company’s common stock, par value $.0001 (the “Common Stock”) (as converted, the “Conversion Shares”); and

WHEREAS, in connection with such Purchase Agreements, the Company has also issued to Buyer various Warrants to purchase shares of the Common Stock of the Company; and

WHEREAS, the Purchase Agreements, the Convertible Debentures and the Warrants are collectively referred to as the “Agreements”; and

WHEREAS, through no fault of the Buyer, the value of the Company’s Common Stock has decreased significantly since the execution of the agreements; and

WHEREAS the Company and Buyer have mutually agreed to the following amendments to the Agreements, which shall be incorporated into the Agreements as if the Agreements originally included such terms;

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Subject to adjustment as set forth in Section 8 of each respective Warrant and to paragraph 2 of this Amendment, the exercise price of the following Warrants is hereby amended in each case to seven and one half cents ($0.075):

a)	Warrant Number 113W for five hundred thousand (500,000) shares,
b)	Warrant Number 101WA for one million eight hundred thousand shares (1,800,000), and
c)	Warrant Number 108WC for five hundred thousand (500,000) shares.

2.
If after the registration of the Conversion Shares, the Common Stock trades above thirty cents ($0.30) per share (with such amount subject to adjustment as set forth in Section 8 of each respective Warrant) for thirty (30) consecutive trading days, the exercise price of Warrant Number 101WA shall be increased to twenty-two and one half cents ($0.225) per share.

3.
The Company additionally agrees to issue to the Buyer a warrant to purchase two million five hundred thousand (2,500,000) shares of Common Stock at an exercise price of seven and one half cents ($0.075) per share.

4.	The Fixed Price of the Convertible Debenture issued on Feb. 28, 2007 in the amount of $1,800,000 is amended to equal ten cents ($0.10).

5.	The Company agrees to pay legal fees of $1,500 to James G. Dodrill II, P.A. for legal services relating to preparation of this Amendment and ancillary documentation.

6.	All other terms of the Agreements remain unchanged.

7.
This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Amendment.

8.
This Amendment shall be governed by and construed and enforced in accordance with and governed by the laws of the State of Florida (without giving effect to any conflicts or choice of law provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

IN WITNESS WHEREOF, the parties have executed this Amendment to Securities Purchase Agreement as of the Date first set forth above.

CMark International, Inc.	Trafalgar Capital Specialized Investment Fund, Luxembourg

By: Trafalgar Capital Sarl
Its: General Partner

By: /s/ Charles Jones Jr.	By: /s/ Andrew Garai
Name: Charles Jones Jr.	Name: Andrew Garai
Title: President/CEO	Title: Chairman of the Board